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                                                                Exhibit 24(d)(1)


                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201

August 20, 1998

Lyon Street Asset Management Company
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503
Attention   :  Joseph T. Keating
               Senior Vice President

        Re  :  The Kent Funds (the "Trust")

Dear Mr. Keating:

     The Trust hereby requests, pursuant to paragraph 1(b) of the First Amendment to the Investment Advisory Agreement dated May 2, 1991 ("Agreement") between Old Kent Bank (whose obligations have been assumed by Lyon Street Asset Management Company ("Lyon Street") and the Trust, that Lyon Street perform for the following additional portfolio of the Trust the services described in the Agreement. The Compensation to be paid by such portfolio to Lyon Street for its services is as set forth below:


               PORTFOLIO                    COMPENSATION - ANNUAL FEE AS A
                                       PERCENTAGE OF AVERAGE DAILY NET ASSETS

 The Kent Large Company Growth Fund                      0.70%


     Please acknowledge your consent to the above by signing and returning this letter to the Trust.


                                        Very truly yours,

                                        THE KENT FUNDS


                                        By: /s/ Walter B. Grimm
                                           -------------------------------
                                        Title: Chairman and Vice President

Agreed to and Accepted:


LYON STREET ASSET MANAGEMENT COMPANY

By: /s/ Joseph T. Keating
   --------------------------------
Title:       President